Exhibit 99.1

Cytek Biosciences Reports First Quarter 2024 Financial Results

FREMONT, Calif., May 8, 2024 (GLOBE NEWSWIRE) — Cytek® Biosciences, Inc. (“Cytek Biosciences” or “Cytek”) (Nasdaq: CTKB), a leading cell analysis solutions company, today reported financial results for the first quarter ended March 31, 2024.

Recent Highlights

•	Total revenue was $44.9 million, representing a 21% increase over the corresponding period of 2023

•	Organic revenue was $37.3 million, representing an increase of 11% compared to the first quarter of 2023

•	First quarter revenue from the product lines acquired from Luminex Corporation (“Luminex”) on February 28, 2023 was $7.6 million

•	Opened a new 50,000-square-foot facility in Wuxi, China to meet growing global demand for cutting-edge cell analysis solutions and to drive operational performance

•	Received China National Medical Products Association (NMPA) approval for single-laser 6-color TBNK panel

•	Registered 18 single-color reagents for IVD use with China NMPA for clinical applications

•	William McCombe appointed Chief Financial Officer

“We are encouraged with our positive start to 2024, highlighted by increased organic revenue growth over the fourth quarter and continued improvement in customer spending patterns. We were also pleased to deliver strong growth in our services business, driven by our increasing installed base of instruments,” said Dr. Wenbin Jiang, CEO of Cytek Biosciences. “We continue to focus on executing a balanced business strategy to drive sustainable growth and profitability, and we are confident in our path forward to deliver on our objectives.”

First Quarter 2024 Financial Results

Total revenue for the first quarter of 2024 was $44.9 million, a 21% increase over the first quarter of 2023. Excluding the $7.6 million of revenue from the product lines acquired from Luminex on February 28, 2023, organic revenue was $37.3 million, an 11% increase compared to the same period of the prior year.

Gross profit was $23.0 million for the first quarter of 2024, an increase of 9% compared to a gross profit of $21.0 million in the first quarter of 2023. Gross profit margin was 51% in the first quarter of 2024 compared to 57% in the first quarter of 2023. Adjusted gross profit margin, after adjusting for stock-based compensation expense and amortization of acquisition-related intangibles, was 55% in the first quarter of 2024 compared to 59% in the first quarter of 2023.

Operating expenses were $33.7 million for the first quarter of 2024, a 2% increase from $33.2 million in the first quarter of 2023. The increase in operating expenses was primarily driven by an increase in headcount and personnel-related expenses.

Research and development expenses were $9.8 million for the first quarter of 2024 compared to $10.0 million for the first quarter of 2023.

Sales and marketing expenses were $12.5 million for the first quarter of 2024 compared to $11.1 million for the first quarter of 2023.

General and administrative expenses were $11.4 million for the first quarter of 2024 compared to $12.1 million for the first quarter of 2023.

Loss from operations in the first quarter of 2024 was $10.7 million compared to loss from operations of $12.2 million in the first quarter of 2023. Net loss in the first quarter of 2024 was $6.2 million compared to a net loss of $6.8 million in the first quarter of 2023.

Adjusted EBITDA in the first quarter of 2024 was a loss of $0.7 million compared to a loss of $2.5 million in the first quarter of 2023, after adjusting for stock-based compensation expense, foreign currency exchange impacts and acquisition-related expenses.

Cash, restricted cash, and marketable securities were approximately $270.4 million as of March 31, 2024, compared to $262.7 million as of December 31, 2023.

2024 Outlook

Cytek Biosciences reaffirms its 2024 revenue guidance, expecting full year 2024 revenue in the range of $203 million to $213 million, representing growth of 5% to 10% over full year 2023, assuming no change in currency exchange rates. For the year ending December 31, 2024, Cytek Biosciences expects to report positive net income.

Webcast Information

Cytek will host a conference call to discuss the first quarter 2024 financial results on Wednesday, May 8, 2024, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. A webcast of the conference call can be accessed at investors.cytekbio.com.

About Cytek Biosciences, Inc.

Cytek Biosciences (Nasdaq: CTKB) is a leading cell analysis solutions company advancing the next generation of cell analysis tools by delivering high-resolution, high-content and high-sensitivity cell analysis utilizing its patented Full Spectrum Profiling™ (FSP™) technology. Cytek’s novel approach harnesses the power of information within the entire spectrum of a fluorescent signal to achieve a higher level of multiplexing with precision and sensitivity. Cytek’s FSP platform includes its core instruments, the Cytek Aurora™ and Northern Lights™ systems; its cell sorter, the Cytek Aurora™ CS; the Cytek Orion™ reagent cocktail preparation system; the flow cytometer and imaging products under the Amnis® and Guava® brands; and reagents, software and services to provide a comprehensive and integrated suite of solutions for its customers. Cytek is headquartered in Fremont, California with offices and distribution channels across the globe. More information about the company and its products is available at www.cytekbio.com.

Cytek’s products are for research use only and not for use in diagnostic procedures (other than Cytek’s Northern Lights-CLC system and certain reagents, which are available for clinical use in China and the European Union).

Cytek, Full Spectrum Profiling, FSP, Cytek Aurora, Northern Lights, Cytek Orion, Amnis and Guava are trademarks of Cytek Biosciences, Inc.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Cytek uses its website (www.cytekbio.com), LinkedIn page and X (formerly Twitter) account as channels of distribution of information about its company, products, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Cytek may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Cytek’s website, LinkedIn page, and X account in addition to following its SEC filings, news releases, public conference calls and webcasts.

Statement Regarding Use of Non-GAAP Financial Information

Cytek has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three-month periods ended March 31, 2024 and March 31, 2023. Management believes that non-GAAP financial measures, including “Adjusted gross profit margin” and “Adjusted EBITDA” referenced above, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Cytek encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include statements regarding Cytek’s plans and strategies to effectively drive sustainable growth and deliver profitability; Cytek’s business opportunities and market demand for advanced cell analysis solutions; and Cytek’s expectations that total revenue for the full year ended December 31, 2024 will be in the range of $203 million to $213 million, assuming no change in currency exchange rates, and positive net income for the full year ended December 31, 2024. These statements are based on management’s current expectations, forecasts, beliefs, assumptions and information currently available to management. These statements also deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include global economic and market conditions; Cytek’s ability to evaluate its prospects for future viability and predict future performance; Cytek’s ability to accurately forecast customer demand and adoption of its products; Cytek’s ability to recognize the anticipated benefits of collaborations; Cytek’s dependence on certain sole and single source suppliers; competition; market acceptance of Cytek’s current and potential products; Cytek’s ability to manage the growth and complexity of its organization, maintain relationships with customers and suppliers and retain key employees; Cytek’s ability to maintain, protect and enhance its intellectual property; and Cytek’s ability to continue to stay in compliance with its material contractual obligations, applicable laws and regulations.. You should refer to the section entitled “Risk Factors” set forth in Cytek’s most recent Annual Report on Form 10-K filed with the SEC on March 13, 2024, Cytek’s Quarterly Report on Form 10-Q to be filed with the SEC on or about the date hereof and other filings Cytek makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Cytek’s forward-looking statements. Although Cytek believes that the expectations reflected in the forward-looking statements are reasonable, it cannot provide any assurance that these expectations will prove to be correct nor can it guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. The forward-looking statements in this press release are based on information available to Cytek as of the date hereof, and Cytek disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Cytek’s views as of any date subsequent to the date of this press release.

Media Contact:

Stephanie Olsen

Lages & Associates

(949) 453-8080

stephanie@lages.com

Investor Relations Contact:

Paul D. Goodson

Head of Investor Relations

pgoodson@cytekbio.com

Cytek Biosciences, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three months ended March 31,
(In thousands, except share and per share data)	2024	2023
Revenue, net:
Product	$34,122	$31,172
Service	10,738	5,916

Total revenue, net	44,860	37,088

Cost of sales:
Product	16,746	12,677
Service	5,101	3,373

Total cost of sales	21,847	16,050

Gross profit	23,013	21,038
Operating expenses:
Research and development	9,796	9,974
Sales and marketing	12,543	11,145
General and administrative	11,408	12,081

Total operating expenses	33,747	33,200

Loss from operations	(10,734)	(12,162)
Other income (expense):
Interest expense	(441)	(673)
Interest income	1,359	2,143
Other income, net	823	1,652

Total other income, net	1,741	3,122

Loss before income taxes	(8,993)	(9,040)
Benefit from income taxes	(2,824)	(2,233)

Net loss	(6,169)	(6,807)

Net loss, basic and diluted	$(6,169)	$(6,807)

Net loss per share, basic	$(0.05)	$(0.05)

Net loss per share, diluted	$(0.05)	$(0.05)

Weighted-average shares used in calculating net loss per share, basic	130,920,971	135,489,194

Weighted-average shares used in calculating net loss per share, diluted	130,920,971	135,489,194

Comprehensive loss:
Net loss	$(6,169)	$(6,807)
Foreign currency translation adjustment, net of tax	(244)	(42)
Unrealized (loss) gain on marketable securities	(35)	152

Net comprehensive loss	$(6,448)	$(6,697)

Cytek Biosciences, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$168,788	$167,299
Restricted cash	353	331
Marketable securities	101,298	95,111
Trade accounts receivable, net	50,306	55,928
Inventories	54,742	60,877
Prepaid expenses and other current assets	13,160	12,514

Total current assets	388,647	392,060
Deferred income tax assets, noncurrent	32,708	30,487
Property and equipment, net	18,247	18,405
Operating lease right-of-use assets	9,949	10,853
Goodwill	16,183	16,183
Intangible assets, net	22,252	23,084
Other noncurrent assets	4,081	3,385

Total assets	$492,067	$494,457

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$3,725	$3,032
Legal settlement liability, current	2,550	2,561
Accrued expenses	18,054	20,035
Other current liabilities	8,228	7,903
Deferred revenue, current	23,009	22,695

Total current liabilities	55,566	56,226
Legal settlement liability, noncurrent	16,722	16,477
Deferred revenue, noncurrent	15,164	15,132
Operating lease liability, noncurrent	8,697	9,479
Long term debt	1,477	1,648
Other noncurrent liabilities	1,827	2,431

Total liabilities	99,453	101,393

Stockholders’ equity:
Common stock, $0.001 par value; 1,000,000,000 authorized shares as of March 31, 2024 and December 31, 2023, respectively; 131,254,181 and 130,714,906 issued and outstanding shares as of March 31, 2024 and December 31, 2023, respectively.	131	131
Additional paid-in capital	429,384	423,386
Accumulated deficit	(35,347)	(29,178)
Accumulated other comprehensive loss	(1,554)	(1,275)

Total stockholders’ equity	392,614	393,064

Total liabilities and stockholders’ equity	$492,067	$494,457

Cytek Biosciences, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2024	2023
(In thousands)
GAAP gross profit	$23,013	$21,038
Stock Based Compensation	945	692
Amortization of acquisition-related Intangible assets	503	223

Non-GAAP Gross Profit	$24,461	$21,953

Non-GAAP gross profit %	55%	59%
GAAP Net Loss	$(6,169)	$(6,807)
Depreciation and Amortization	2,461	1,801
Benefit from income taxes	(2,824)	(2,233)
Interest Income	(1,359)	(2,143)
Interest Expense	441	673
Foreign Currency exchange loss	1,131	1
Stock Based Compensation	5,640	4,699
Acquisition related expenses	—	1,485

Adjusted EBITDA	$(679)	$(2,524)